EXHIBIT 10.59

BIOE LICENSE AGREEMENT WITH

CRYO-CELL INTERNATIONAL

CORD BLOOD TECHNOLOGY

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), is entered into this 30th day of June, 2015 (the “Effective Date”), by and among BioE LLC, a Minnesota limited liability company with offices located at 8000 Norman Center Drive, #620, Bloomington, MN 55437 (“Licensor”), Cytomedical Design Group LLC, a Minnesota limited liability company with offices at 4280 Centerville Road, St. Paul, MN 55127 (“CMDG”), and Cryo-Cell International, Inc., a Delaware corporation, with offices located at Cryo-Cell International, Inc., 700 Brooker Creek Blvd., Suite 1800, Oldsmar, FL 34677 (“Licensee”). Licensor or Licensee may be referred to herein as a “Party” and both together as the “Parties.”

WHEREAS, Licensor is the owner of intellectual property related to processing and storing of umbilical cord blood and blood products and the Licensed Technology (as defined below) relating thereto;

WHEREAS, Licensor entered into that certain Exclusive Sublicense Agreement (the “CMDG License”) with CMDG, pursuant to which CMDG used the Licensed Technology in the operation of a business selling umbilical cord blood processing and storage products for cord blood banking (“Cord Blood Products”) for cord blood banking (the “Cord Blood Business”); and

WHEREAS, in consideration of CMDG and Licensee entering into the Asset Purchase Agreement (as defined below), and this Agreement, Licensor and CMDG desire to terminate the CMDG License, which CMDG hereby consents to, and Licensor desires to grant to Licensee this exclusive license to the Licensed Technology relating to the Cord Blood Business, with the exclusive right to further sublicense the Licensed Technology to third parties as Licensee deems appropriate.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, as well as good and valuable consideration, the sufficiency of which is acknowledged by each Party, the Parties hereby agree as follows:

1.    DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1    “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person.

1.2    “Asset Purchase Agreement” means that certain Asset Purchase Agreement entered into as of even date herewith by CMDG and Licensee.

1.3    “Competent Authority(ies)” means, collectively, (a) the governmental entities in each country or other supranational organization that are responsible for the regulation of a Product in such country or territory (including the FDA and foreign counterparts), and (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of the foregoing.

1.4    “Control” or “Controlling” means, with respect to any intellectual property right or other intangible property, the possession (whether by ownership, license or otherwise) by a Party of the ability to grant the other Party access, ownership, a license, sublicense and/or other right as provided in this Agreement without violating the terms of any written contract with any Affiliate or Third Party.

1.5    “Cord Blood Business” has the meaning ascribed in the Recitals.

1.6    “Cord Blood Products” has the meaning ascribed in the Recitals.

1.7    “FDA” means the Food and Drug Administration of the United States, or any successor thereto.

1.8    “Field” means all uses in a medical or other therapeutic treatment in the Cord Blood Business.

1.9 “Improvement” means (a) any enhancement, modification, development, alteration, technical advance or other improvement to the Licensed Technology or any Product, (b) any invention, idea, trade secret or know-how that includes any portion of or utilizes any portion of, the Licensed Technology, and (c) any derivative work that is directly related to, or which develops, enhances or improves any portion of the Licensed Technology or any Product.

1.10 “Know-How” means any information, ideas, concepts, discoveries, inventions, developments, improvements, knowledge, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, chemical compounds, products and formulations, and regulatory files related to the Licensor Product, whether patentable or otherwise.

1.11 “Licensed Technology” means, collectively, the Licensed Patent Rights the Licensed Know-How and Improvements.

1.12 “Licensed Know-How” means the information identified in Exhibit 1.12 and any other Know-How that is Controlled by Licensor on the Effective Date and thereafter and that relates, directly or indirectly, to the Products or the inventions claimed or disclosed in the Licensed Patent Rights.

1.13 “Licensed Patent Rights” means the Patent Rights that are Controlled by Licensor at any time during the Term, including: (a) listed on Exhibit 1.13 hereto; (b) all divisions, continuations and continuations-in-part that claim priority to, or common priority with, the patent applications listed in clause (a) above or the patent applications that resulted in the issued patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions, patent term extensions, supplemental protection certificates, or additions to any of the foregoing.

1.14 “Patent Rights” means all patents and patent applications (including provisional applications), and all patents issuing thereon (including utility, model and design patents and certificates of invention), together with all reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, extensions (including supplemental protection certificates), registrations, confirmations, re-examinations and foreign counterparts of any of the foregoing.

1.15 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.16 “Product(s)” means any good or service that if made, used, sold, offered for sale or imported by Licensee, absent the license granted hereunder, would infringe a Valid Claim, or includes or is made using Licensed Know-How.

1.17 “Registration(s)” means any and all permits, licenses, authorizations, registrations or regulatory approvals (including but not limited to Investigational Device Exemptions (IDEs), Investigational New Drug Applications (INDs), Premarket Approval Applications (PMAs), Biologic License Applications (BLAs) and 510(k) clearances) required or granted by any Competent Authority as a prerequisite to the development, testing, manufacturing, packaging, marketing or selling of any Licensor Cord Blood Business Product.

1.18 “Licensee” means Cryo-Cell International, Inc.

1.19 “Term” has the meaning assigned to it in Section 10.1.

1.20 “Territory” means the entire world.

1.21 “Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.

1.22 “Trademarks” are the marks set forth in Exhibit 1.22.

1.23 “Valid Claim” means, with respect to any of the Licensed Patent Rights: (i) a claim of an issued and unexpired patent included within such Patent Rights that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (ii) a claim of a pending patent application included within such Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of such application.

2.    REPRESENTATIONS AND WARRANTIES

2.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

2.1.1 Such Party is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is formed or incorporated.

2.1.2 Such Party (a) has the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

2.1.3 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

2.2    Representations of Licensor. Licensor hereby represents and warrants to Licensee as follows:

2.2.1 Licensor is the is the sole owner of all right, title and interest in and to the Licensed Technology, the Licensed Know-How, the Licensed Patent Rights, and the Trademarks.

2.2.2 Licensor has the power to grant and can grant the rights, licenses, right to sublicense and privileges granted to Licensee hereunder by this Agreement.

2.2.3 Other than the CMDG License to CMDG, which is terminated pursuant to this Agreement, to the knowledge of Licensor, there is no license or any other right (including, without limitation, any right of first offer, right of first refusal, preemptive right or similar right) currently in effect in the Cord Blood Business to the Licensed Technology, the Licensed Know-How, the Licensed Patent Rights, or the Trademarks to any Third Party.

2.2.4 To the knowledge of Licensor, the Licensed Technology, the Licensed Know-How, and Licensed Patent Rights, or the Trademarks do not infringe, misappropriate or otherwise violate the intellectual property rights of any Third Party, and Licensor has no actual knowledge of any infringement threats or claims filed against Licensor or CMDG for practicing the Licensed Technology, the Licensed Know-How, the Licensed Patent Rights, or the Trademarks.

2.2.5 To the knowledge of Licensor, no Third Party is infringing, misappropriating or otherwise violating the Licensed Technology, the Licensed Know-How, the Licensed Patent Rights, or the Trademarks. Licensor will notify Licensee immediately if it becomes aware of any infringement of any Licensed Patent Rights by a Third Party.

2.3    Representations of CMDG. CMDG hereby represents and warrants to Licensee as follows:

2.3.1 To the knowledge of CMDG, the Licensed Technology, the Licensed Know-How, the Licensed Patent Rights, or the Trademarks do not infringe, misappropriate or otherwise violate the intellectual property rights of any Third Party, and CMDG has no actual knowledge of any infringement threats or claims filed against Licensor or CMDG for practicing the Licensed Technology, the Licensed Know-How, the Licensed Patent Rights, or the Trademarks.

2.4    To the knowledge of CMDG, no Third Party is infringing, misappropriating or otherwise violating the Licensed Technology, the Licensed Know-How, the Licensed Patent Rights, or the Trademarks.

3.    TERMINATION OF CMDG LICENSE. Licensor and CMDG agree that the CMDG License is hereby terminated.

4.    LICENSE GRANT AND RESCISSION OF THE ASSIGNMENT OF RIGHTS

4.1    License Grant.

(a)    Licensor hereby grants to Licensee and its Affiliates a world-wide, exclusive, perpetual license, subject to royalties pursuant to Section 5 (with the right to grant additional sublicenses) under the Licensed Technology to make, have made, use, sell, offer for sale and import Products solely in the Field in the Territory. Such license grant is exclusive even as to Licensor and its licensees, such that Licensor shall have no right to make, have made, offer for sale, sell or import Products in the Field, except with the express prior written consent of Licensee. Such license grant includes all rights and benefits in the Licensed Patent Rights enjoyed by Licensor and CMDG, including the right to bring suit and recover damages against a Third Party for past infringement of the Licensed Patent Rights.

(b)    Licensor shall not seek to enforce any Licensed Patent Rights against any purchaser or end-user of any Product obtained, directly or indirectly, from Licensee or its Affiliates or authorized sublicensees or any of their distributors, in connection with the use of such Product; provided, however, that Licensee shall use commercially reasonable efforts to enforce the terms of its sublicense agreements.

(c)    If any Affiliate of Licensee exercises rights under this Agreement, such Affiliate shall be bound by all terms and conditions of this Agreement to the same extent as would apply had this Agreement been directly between Licensor and such Affiliate. In addition, Licensee shall remain fully liable to Licensor for all acts and obligations of such Affiliate, such that acts of said Affiliate shall be considered acts of Licensee.

(d)    Licensor hereby grants to Licensee a world-wide, exclusive license, subject to royalties pursuant to Section 5 (with the right to grant additional sublicenses) under the Trademarks, and the goodwill associated therewith, to use such Trademarks and goodwill solely in connection with the marketing, distribution and sale of Products in the Field. Licensee may grant sublicenses under such rights to sublicensees in connection with sublicenses of the Licensed Technology.

(e)    No rights are granted by implication or otherwise, except as expressly set forth in this Section 4.

4.2    Improvements. Licensor shall solely own all Improvements, regardless of which Party conceives, reduces to practice, discovers, develops or creates such Improvements. Licensee agrees to assign to Licensor all of Licensee’s rights, title and interest in, to and under all Improvements and to execute such documents and take such actions as are reasonably required to complete such assignment. At Licensor’s request, Licensee shall execute, or cause its officers, directors, employees, consultants and agents to execute, such further documents as may be reasonably required to effect the foregoing assignment. Licensee shall not permit any of its officers, directors, employees, consultants or agents to perform work that may result in Improvements unless such Person assigns to Licensee all rights to such Improvements such that Licensee is able to assign such rights to Licensor pursuant to this Section 4.2. Licensee shall notify Licensor of all improvements within 30 days of creation.

4.3    Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Without limiting the foregoing, upon any bankruptcy of Licensor, Licensee shall be entitled to exercise all of its rights under the Licensed Technology and Improvements, including exclusivity rights.

5.    FINANCIAL CONSIDERATIONS

5.1    License Fees/Royalties. Licensee shall pay to Licensor a royalty for each bag set unit of the Product used or sold by Licensee and its Affiliates, at a royalty rate of five dollars ($5.00 USD) per bag set unit used or sold. In the event that Licensee sells the Product in a form other than a bag set, Licensee shall pay to Licensor a royalty on such sales of five dollars ($5.00 USD) per cord blood processed by an end user. All royalties paid for sales in a contract year shall be fully creditable against Licensee’s minimum payment obligations for such Contract Year pursuant to Section 5.2.

5.2    Minimum Payment Obligations. Commencing during the contract year beginning January 1, 2016, Licensee shall, within thirty (30) days after the end of each contract year, pay Licensor a minimum annual royalty of thirty five thousand and No/100ths U.S. Dollars ($35,000.00), less any earned royalties paid as a result of sales of Products in such contract year pursuant to Section 5.1.

5.3    Consequences of Failure to Pay Minimum Payments. In the event that Licensee fails to pay the minimum payment obligation for a contract year (either through earned royalties under Section 5.1 or Section 5.2), then Licensor shall give Licensee notice in writing of default and Licensee shall have thirty (30) days to cure the default by making a payment in an amount sufficient to cure the shortage in the minimum payment. If Licensee fails to cure the default in payment within thirty (30) days of Licensor’s notice, Licensor shall have the right to terminate this Agreement.

5.4    Consequences of Default Asset Purchase Agreement. A default by Licensee in the performance of its obligations pursuant to the Asset Purchase Agreement, shall constitute a material breach of this Agreement by Licensee and, notwithstanding anything to the contrary in Section 11.2 of this Agreement, shall give Licensor the right to immediately terminate this Agreement if such material breach is not cured within the later of (i) any cure period contained in the Asset Purchase Agreement, or (ii) fifteen (15) days of the earlier of Licensee’s first disclosure of such material breach to Licensor or Licensor’s discovery of such material breach.

6.    ROYALTY REPORTS

6.1    Royalty Reports. Within thirty (30) days after the end of each calendar quarter during the Term Licensee shall furnish to Licensor a written report summarizing sales of the Products and the relevant payments due hereunder as a result of sales of Products by Licensee or payments received by Licensee during such calendar quarter for sales of Products by such Licensee.

6.2    Audit. Licensee shall upon request allow Licensor access, during Licensee’s normal business hours, to sales and expense records related to the Products within a reasonable time period not to exceed 14 days, to confirm Licensee is in compliance with Section 5.1 above; provided, however, that all such records and all summaries of data contained therein shall be deemed Confidential Information of Licensee pursuant to Section 9. The Parties agree to meet upon request of Licensor at least once every six (6) months to discuss sales projections during the first 36 months of the Term.

7.    PAYMENTS

7.1    Payment Terms. Amounts shown to have accrued by each report provided for under Section 6 above shall be due within thirty (30) days after the date such report is due.

7.2    Withholding Taxes. Licensee will make all payments to Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Licensee on behalf of Licensor to the appropriate governmental authority, and Licensee will furnish Licensor with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Licensor. Licensee and Licensor will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Licensee or Licensor to secure a reduction in the rate of applicable withholding taxes, a claim for income tax credit or refund in respect of any sum so withheld, as applicable.

8.    DEVELOPMENT AND COMMERCIALIZATION

8.1    Development. Licensee (directly or through one or more Affiliates or Licensee sublicensees) will be responsible for all new product development and regulatory matters related to the new uses of the Licensed Technology or the Improvements, in both cases strictly within the Field, and will bear the associated costs.

8.2    Sales and Marketing. Licensee shall control (directly or through one or more Affiliates or sublicensees) all selling and marketing, manufacturing, financing and all other commercial activities related to the Licensed Technology and Product in the Field.

8.3    Registrations and Approvals. Licensee is responsible for obtaining and maintaining at its cost all necessary Product registrations, approvals and permits and is further responsible for complying with all laws relating to the sale of the Products.

9.    CONFIDENTIALITY

9.1    Confidential Information. During the Term, and upon and after the expiration or termination of this Agreement, each Party (the “Recipient”) shall maintain in confidence all information of the other Party (the “Disclosing Party”) that is disclosed by the Disclosing Party pursuant to this Agreement and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of such Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted sublicensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information. Notwithstanding this Section 9.1, Confidential Information shall exclude all information that the Recipient can demonstrate: (i) was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party hereunder; (iii) was disclosed to the Recipient on an unrestricted basis from a source unrelated to the other Party to this Agreement and not under a duty of confidentiality to the other Party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other Party.

9.2    Permitted Disclosures. The confidentiality obligations contained in Section 9.1 shall not apply to the extent that any Recipient is required (a) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product. Notwithstanding any provision of this Agreement, Recipient may disclose Confidential Information disclosed by the other Party relating to Product to any Person with whom Recipient has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Recipient. In addition, Licensee may use and disclose all Licensed Technology as necessary or appropriate to research, develop and commercialize Products or otherwise to exercise its rights and meet its obligations hereunder.

9.3    Terms of this Agreement. On or after the Effective Date, the Parties may issue one or more press releases, the timing and content of which shall be mutually agreed. The Parties agree that any such announcement shall not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, shall make commercially reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to the other Party a copy of any public announcement relating to this Agreement or the subject matter of this Agreement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least three (3) business days prior to the scheduled disclosure. The contents of any approved announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. Notwithstanding anything herein to the contrary, Licensee shall have the right to make any disclosures or filings required to comply with applicable law, including but not limited to regulations promulgated by the United States Securities and Exchange Commission.

10. PATENTS

10.1 Patent Prosecution and Maintenance. Licensor is responsible for the prosecution and maintenance of all Licensed Patent Rights in the United States and each foreign country or jurisdiction in which Licensor elects to secure patent protection. Licensor shall do all things necessary to maintain, renew and keep in force all Licensed Patent Rights including payment of all costs, fees, expenses and duties in respect of the maintenance and renewal of all Licensed Patent Rights. Licensor shall, on a semiannual basis, provide Licensee with a schedule of the Licensed Patent Rights including the present status thereof and all activities and due dates required to maintain, renew and keep in force the Licensed Patent Rights. In the event Licensor intends to abandon any of the Licensed Patent Rights, including by express abandonment, nonpayment of maintenance fees or annuities or failure to respond to office actions, Licensor shall, no later than thirty (30) days prior to the date upon which such act that would lead to abandonment would occur, notify Licensee of the same. In the event, within thirty (30) days after receiving such notice, Licensee notifies Licensor that it intends to maintain such Licensed Patent Rights in effect, Licensor shall, at no cost to Licensee, promptly execute and deliver to Licensee an instrument assigning such Licensed Patent Rights to Licensee, following which such Licensed Patent Rights will no longer be governed by this Agreement.

10.2 Marking. To the extent reasonably practicable, Licensee will mark, and cause each Affiliate and sublicensee to mark, all Products with patent right notices that will enable the Patent Rights to be enforced to their full extent in any country where the Products are made, used or sold.

10.3 Infringement by Third Parties. Licensor and Licensee shall promptly give notice in writing to each other of any known actual or potential infringement of the Licensed Patent Rights. In the event any Licensed Patent Rights are infringed by an unlicensed Third Party, Licensor and Licensee shall have the right to abate or prevent such infringement as follows:

10.3.1 Licensee shall have the primary right, but not the obligation, to take appropriate action in connection with any proceeding or suit to abate or to prevent an infringement of the Licensed Patent Rights. Licensee shall have the right to control the suit. Licensor agrees to cooperate with, give reasonable assistance to, and consents to be named as a party in any suit brought by Licensee against any Third Party to abate or prevent an infringement.

10.3.2 Licensee is empowered, or has the right, without the written authorization of Licensor, to file suit in its own name, and in the name of Licensor as necessary to perfect standing, by counsel of its choice to the extent provided by applicable laws, rules and regulations, provided no settlement or consent judgment or other voluntary final disposition of the infringement suit is entered into without the approval of Licensor, which shall not be unreasonably withheld.

10.3.3 In infringement suits brought by Licensee pursuant to Sections 10.3.1 and 10.3.2 above, all costs and expenses associated therewith shall be the responsibility of Licensee alone.

10.3.4 Licensee shall be entitled to receive and retain for its own use and benefit any settlement amount, damages or other monetary awards recovered in favor of Licensee, if any.

11. TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date and remain in effect, unless earlier terminated pursuant to Section 11.2, until there are no longer any Valid Claims (the “Term”).

11.2 Termination for Cause. Either Party may terminate this Agreement upon or after the material breach of this Agreement by the other Party if such breach is not cured within one-hundred eighty (180) days after receipt of express written notice thereof by the non-breaching Party of any other material breach of this Agreement. Any such termination shall become effective only upon a Final Determination that there was a breach and that the applicable cure period has run, without the breaching Party having cured any such breach or default prior to the expiration of such cure period (or, if such default is capable of being cured but cannot be cured within such applicable 180-day period, the breaching Party has commenced and diligently continued actions to cure such default). In the event that a Party wishes to terminate the Agreement under this Section 11.2 (the “Terminating Party”), the Terminating Party shall initiate arbitration pursuant to Section 14.3 on the following two issues: (i) has a material breach occurred by the other Party; and if so, (ii) has the other Party failed to cured such material breach as provided for in this Section 11.2. Only if the final decision of the arbitration is that both of the events specified Section 11.2(i) and (ii) have occurred, then, such a final decision shall constitute a “Final Determination.” In the event that such a decision is not subject to arbitration, then the forum for such a decision will be moved to a court of competent jurisdiction.

11.3 Effect of Termination. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, and the provisions of Sections 2, 9, 10, and 12 shall survive the expiration or termination of this Agreement for any reason.

12.    INDEMNIFICATION

12.1 Indemnification. Licensee shall defend, indemnify and hold Licensor and CMDG harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred as a result of any Third Party claim, demand, action or proceeding arising out of any sublicensees (i) manufacture, use, sale, performance or other exploitation of any Product by Licensee, or its Affiliates or its or their respective sublicensees or distributors, (ii) any breach of this Agreement by Licensee, or (iii) the gross negligence or willful misconduct of Licensee in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Licensor or the breach of this Agreement by Licensor. Licensor shall defend, indemnify and hold Licensee harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred as a result of any Third Party claim, demand, action or proceeding arising out of Licensor’s (i) manufacture, use, sale, performance or other exploitation of any Product by Licensor, or its Affiliates or its or their respective sublicensees or distributors, (ii) any breach of this Agreement by Licensor, (iii) any breach or inaccuracy of any representation or warranty made by Licensor in this Agreement, or (iv) the gross negligence or willful misconduct of Licensor in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Licensee or the breach of this Agreement by Licensee.

12.2 Procedure. The Party seeking indemnity (“Indemnitee”) hereunder promptly shall notify the other (“Indemnitor”) of any liability or action in respect of which Indemnitee intends to claim indemnification.

13.    FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (and such affected Party takes reasonable efforts to remove the condition), including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party (other than such acts, omissions or delays that could have reasonably been foreseen by such Party, including without limitation acts, omission or delays due to health care reform).

14. MISCELLANEOUS

14.1 Notices. Any consent or notice required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing, delivered by any available means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Licensor:	Dennis Lindahl BioE LLC 8000 Norman Center Drive #620 Bloomington, MN 55437

With a copy to:	Bruce Engler, Esq. Faegre & Benson 90 South Seventh St. 2200 Wells Fargo Center Minneapolis, MN 55402

If to CMDG:	Attn: Michael Haider, CEO CytoMedical Design Group LLC 4280 Centerville Road St. Paul, MN 55127

With a copy to:	Patrick J. Kelly Fredrikson & Byron, P.A. 200 South Sixth Street Suite 4000 Minneapolis, MN 55402

If to Licensee:	Mark Portnoy Cryo-Cell International, Inc. 700 Brooker Creek Blvd. Suite 1800 Oldsmar, FL 34677

14.2 Governing Law. The Parties intend and agree that the substantive law of the State of Minnesota shall govern any dispute that relates in any way to this Agreement, regardless of any contrary result suggested by any choice-of-law rules, including but not limited to Minnesota choice-of-law rules.

14.3 Arbitration. Except with respect to the seeking of injunctive relief or specific performance in connection with a Party’s obligations pursuant to Section 11 or disputes involving third parties, any dispute, controversy or claim initiated by either Party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other Party. Any such arbitration shall be conducted pursuant to the prevailing rules of the American Arbitration Association. Any such arbitration shall be held in the State of Minnesota. Such arbitration shall be conducted by a single arbitrator and the arbitrator shall be either mutually acceptable or, if the Parties cannot agree on an arbitrator within fifteen (15) days before three arbitrators, each Party choosing one, and the two arbitrators choosing the third, selected by the applicable rules. Any arbitrator shall be a person knowledgeable as to evaluation of medical biotechnical technology that is not employed by, or has a financial relationship with, a Party or any of its Affiliates. The arbitration award rendered pursuant to this provision shall be enforceable by any court having jurisdiction. Unless otherwise provided for in the arbitral award, each Party shall be responsible for its own attorneys’ fees and costs incurred in connection with the arbitration.

14.4 Assignment. Licensor shall not assign its rights or obligations under this Agreement without the prior written consent of Licensee, not to be unreasonably withheld, delayed or conditioned. Licensee may assign this Agreement at any time after the payment of its obligations pursuant to the Asset Purchase Agreement. It is the intent of the Parties that if one Party transfers or assigns its rights hereunder, that the transfer or assignment will include terms to ensure the durability of this License and/or the rights and obligations set forth herein. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

14.5 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.6 Entire Agreement. This Agreement and the Asset Purchase Agreement embody the entire agreement between the Parties and supersede any prior representations, understandings and agreements between the Parties regarding the licensing of the Licensed Technology and the Trademarks.

14.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction. In the event that all or any portion of this Agreement is invalid, illegal or unenforceable, then the Parties will use their reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of the relevant provision.

14.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include the other gender, (b) words such as “herein”, “hereof, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, and (e) references to “Article,” “Section,” shall be deemed to include all Sections and subsections therein.

14.9 Headings. The headings contained in this Agreement do not form a substantive part of this Agreement and shall not be construed to limit or otherwise modify its provisions.

14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Evidence of the execution and delivery of this Agreement may be by a telecopy transmission to a Party of the other Party’s signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

BIOE LLC

By:	/s/ Dennis M. Lindahl
Name:	Dennis M. Lindahl
Title:	Chairman

CYTOMEDICAL DESIGN GROUP LLC

By:	/s/ Michael P. Haider
Name:	Michael P. Haider
Title:	CEO

CRYO-CELL INTERNATIONAL, INC.\

By:	/s/ Mark Portnoy
Name:	Mark Portnoy
Title:	Co-CEO

EXHIBIT 1.12

Licensed Know-How

1)	Lab Notebooks with Know-How related to Cord Blood Products.

2)	Process descriptions contained in Licensed Patents.

EXHIBIT 1.13

Licensed Patent Rights

Docket No.	Patent No. Application No.	Country	Status	Description	Next Action Due Date

10847-0004001	7,160,723	US	Issued	Prepacyte foundation patent-composition	12th maintenance fee due 1/9/2018

10847-0004002	7,476,547	US	Issued	Prepacyte foundation patent-method	8th maintenance fee due 1/13/2016

10847-0004AU1	2002255678	Australia	Issued	Prepacyte foundation patent	14th annuity due 3/7/2016

10847-0004CN1	CN 1327927C	China	Issued	Prepacyte foundation patent	Next annuity due on or before 3/7/2016

10847-0004EP2	1916297	Europe	Issued	Prepacyte foundation Granted patent

Granted as of 29th December 2010

No opposition filed Divisional              of              parent application EP1377353, now withdrawn In force in Germany, next renewal fee due 31st March 2016 In force in France,next renewal fee due 31st March 2016

In force in UK, next renewal fee due 7th March 2016

In force in Italy,            next

10847-0004IN1	221671	India	Issued	Prepacyte foundation patent	15th annuity due 3/7/2016

10847-0004JP1	4212898	Japan	Issued	Prepacyte foundation patent	8th Annuity due 11/7/2015

10847-0004RU1	2292555	Russia	Issued	Prepacyte foundation patent	15th annuity due 3/7/2016

10847-0018001	6,933,148	US	Issued	CD94/161	12th year maintenance fee due 8/23/2016

10847-0018AU1	2003275260	Australia		CD94/161	12th annuity due 9/26/2015

10847-0018CN1	ZL03825336.4	China	Issued	CD94/161	Next Annuity due 9/26/2015

10847- 0018EP1	1553832	Europe	Issued, validated in Austria, Belgium, Denmark, France, Germany, Ireland, Italy, the Netherlands, Sweden, Switzerland, and United Kingdom	CD94/161	Granted as of 11th July 2007 No opposition filed In force in Austria, next renewal fee due 30th September 2015 In force in Belgium, next renewal fee due 30th September 2015 In force in Switzerland, next renewal fee due 30th September 2015 In force in Germany, next renewal fee due 30’[1]’ September 2015 In force in Denmark, next renewal fee due 30th September 2015 In force in France, next renewal fee due 30th September 2015 In force in UK, next renewal fee due 26th September 2015 In force in Ireland, next renewal fee due 26th September 2015 In force in Italy, next renewal fee due 26th September 2015 In force in the Netherlands, next renewal fee due 30th September 2015 In force in Sweden, next renewal fee due 30th September 2015 Lapsed in all other states

10847- 00181L1	167,624	Israel	Issued	CD94/161	3rd annuity paid 9/2013 in force until 9/26/2017

10847- 0018IN1	1351/DELNP/ 2005	India	Issued	CD94/161	13th annuity due 9/26/2015

10847- 0018JP1	4344696	Japan	Issued	CD94/161	7th annuity due 7/17/2015

10847- 0018MX1	252,996	Mexico	Issued	CD94/161	Next annuity due 9/24/2018

10847- 0018RU1	2346039	Russia	Issued	CD94/161	13th annuity due 9/26/2015

10847- 0034001	7,598,089	US	Issued	Anti-glycophorin A antibodyand calcium	8th year maintenance fee due 10/6/2016

10847- 0056001	7,713,688	US	Issued	Tandem antibody	8th year maintenance fee due 5/11/2017

10847- 0004CA1	2442577	Canada	Issued	Prepacyte foundation patent	14th annuity due 3/7/2016

10847- 00041L1	158,171	Israel	Issued	Prepacyte foundation patent	3rd annuity paid 2/2013 in force until 3/7/2016

10847- 0004IN2	5537/DELNP/2 008	India	Abandoned	Prepacyte foundation patent	Abandoned

10847- 0004JP2	2008-232682	Japan	Issued	Prepacyte foundation patent	Withdrawn by applicant on 10/17/2011

10847- 0004MX1	282416	Mexico	Issued	Prepacyte foundation patent	19-20th annuity due 3/31/2020

10847- 0018CA1	2,499,826	Canada	Pending	CD94/161	12th annuity due 9/28/2015 due

10847- 0056CA1	2,676,611	Canada	Pending	Tandem antibody	8th annuity due 1/25/2016

10847- 0056CN1	200880006 719	China	Published	Tandem antibody	Next annuity due 1/24/2016

10847- 0056EP1	8728228.1 2117592	Europe	Issued	Tandem antibody	Granted as of 30th November 2011 No opposition filed In force in Germany, next renewal fee due 31st January 2016 In force in France, next renewal fee due 2nd February 2016 In force in UK, next renewal fee due 24th January 2016 In force in Italy, next renewal fee due 24th January 2016 In force in Sweden, next renewal fee due 31st January 2016 Lapsed in all other states

10847- 0070001	12/434,380	US	Pending	Antibody free Prepacyte	Application is not published cannot see status if we are not listed on the Power of Attorney

10847- 0088P01	61/408,862	US	Pending	Prepacyte with one antibody	Cannotviewprovisionalapplications online if we are not listed on the Power of Attorney

EXHIBIT 1.22

Trademarks

PrepaCyte® CB